Exhibit 10.14

May 9, 2018

Dear Patrick:

This is to confirm the terms and conditions of your continued employment with Meredith Corporation (“Meredith”). This Agreement shall become effective July 1, 2018 (the “Effective Date”), subject to your execution of this Agreement and approval by Meredith’s Board of Directors prior to that date.
Your title as of the Effective Date will be President, Local Media Group. You will be expected to travel to Meredith’s Local Media Group offices or other locations as appropriate to meet Meredith’s business needs. Your minimum base salary as of the Effective Date will be $525,000 annually. Subsequent to Fiscal Year 2019, you will be eligible for merit increase consideration pursuant to company policy. You will be eligible to participate in the Management Incentive Plan (MIP) for such periods as it continues in effect, subject to the terms of the plan and to the discretion vested in the Compensation Committee of the Board of Directors by the plan, with a 60% base pay “target.” Any MIP payment will be paid out in August following the applicable Fiscal Year (the Fiscal Year runs from July 1 through June 30), and is conditioned on your active employment with Meredith at the end of the performance period (June 30) for the applicable Fiscal Year.
You will also be eligible to participate in an annual three-year Cash Long-Term Incentive Program (“Program” or “LTIP”) in which you will have the opportunity to earn an additional cash payment of $150,000, minus applicable withholdings and deductions, conditioned upon the achievement of certain specified financial objectives. Any payment under this Program will be made after the first regular August meeting of Meredith’s Board of Directors immediately following the conclusion of the three-year Program, subject to the terms of the Program and to the discretion vested in the Compensation Committee of the Board of Directors, and conditioned on your continued employment at Meredith at the time of payment.
During your employment under this Agreement, you will be eligible to participate in Meredith’s non-qualified stock incentive plan, with the following grants to be awarded in August 2018:

10,000 Non-Qualified Stock Options, three-year cliff
2,500    Restricted Stock Units, three-year cliff.

The August 2018 grants and any subsequent grant are subject to the terms of the plan and to the discretion and approval of the Compensation Committee of the Board of Directors.

During your employment under this Agreement, you will receive or be eligible to participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of Meredith, in accordance with the provisions thereof as in effect from time to time, including, without limitation, the Meredith Supplemental Benefit Plan, and to reimbursement for reasonable expenses you incur in connection with the performance of your duties for Meredith. You shall also be entitled to an automobile allowance of $11,050 per year under Meredith’s executive automobile allowance policy and to reimbursement for the initiation fee and/or dues in a single country club or health club pursuant to Meredith’s policy.

It is understood that this Agreement and your employment hereunder may be terminated by Meredith at any time for “Cause,” in which case you will receive only your base salary through the date on which notice of termination is given. Cause is defined as an ongoing or material failure to perform your job duties, excessive absenteeism, misconduct in the performance of duties (including, but not limited to, a violation of Meredith’s Code of Business Conduct); embezzlement; fraud; dishonesty; commission of a criminal act; insubordination; or personal or professional conduct which may bring embarrassment or disgrace to Meredith.
It is further understood that this Agreement and your employment hereunder may be terminated by Meredith at any time without Cause. In the event your employment is terminated by Meredith without Cause, then, in return for you executing a Separation Agreement that includes a full release of all employment-related claims:

a.
Release Pay: Meredith will pay you the equivalent twelve (12) months of your base salary, minus applicable withholdings and deductions, (“Release Pay”). The Release Pay will be paid to you as a lump sum within fifteen (15) days after the Separation Agreement becomes effective.

b.
Release Benefits:    In addition, if you are otherwise eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and you elect to receive those benefits, then Meredith will provide you a full subsidy for the premium charged under Meredith’s group health plan through the end of the month following the month you were terminated (“Subsidy Period”). At the conclusion of the Subsidy Period, you shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period. The Subsidy period shall count toward any period for which Meredith is required to offer COBRA coverage to you or your dependents.

c.
You agree if, as a result of your termination without Cause, you would be eligible to receive compensation and benefits under Meredith’s Severance Pay Plan, you may be treated under either that Plan or under this Agreement; but you are not entitled to payment or benefits under both this Agreement and under Meredith’s Severance Pay Plan under any circumstances.

In return for the above consideration and in acceptance of this offer you agree to the terms and conditions set forth below:

1.
While this Agreement is in effect and for a period of twelve (12) months thereafter (“Restricted Period”), you will not solicit for employment, refer or approve for employment, hire or employ in any capacity, or advise or recommend to any other person or entity that it hire, employ or solicit for employment any person who as of your last day of employment, or at any time during the Restricted Period, was an employee of Meredith, including its subsidiaries, affiliated companies and operating groups.  In addition, for a period of twelve (12) months following expiration of this Agreement or the termination of this Agreement by Meredith with, or without cause, or your voluntary resignation (whether in breach of this Agreement, or otherwise) you will not render services the same or similar to those you rendered to Meredith, directly or indirectly as an employee, officer, director, consultant, independent contractor, or in any other capacity to any television station licensed in a market in which Meredith owns a television station.  Additionally, and for the same period of time, you will not render services the same or similar to those you rendered to Meredith, directly or indirectly to any cable system or other MVPD within a market in which Meredith owns a television station in which market the cable system or MVPD has 50,000 or more subscribers.

2.	You also covenant and agree that during your employment with Meredith and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, you will not,

directly or indirectly, solicit or attempt to solicit any business from any of the Meredith customers with whom you had contact during the last twelve (12) months of your employment with Meredith

3.
While you are employed by Meredith and thereafter, you will not use, divulge, sell or deliver to or for yourself or any other person, firm or corporation other than Meredith any confidential information of Meredith in any form; or memoranda, reports, computer software and data banks, customer lists, employee lists, contracts, strategic plans and any and all other documents containing trade secrets concerning Meredith and its business operations (“Confidential Information”). Confidential Information does not include information available from or which can be ascertained through public means (e.g., phone books, published materials or industry publications). Notwithstanding the above, you understand that you have immunity from criminal or civil liability for disclosure of a trade secret: (1) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (2) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (3) in a lawsuit against Meredith for retaliation for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file under seal any document containing the trade secret, and do not disclose the trade secret except pursuant to court order. You will destroy or surrender to Meredith all Confidential Information and all other property belonging to Meredith at the conclusion of your employment.

4.
While you are employed by Meredith and thereafter, you agree to cooperate with Meredith in the truthful and honest prosecution and/or defense of any claim in which Meredith may have an interest (with the right of reimbursement for reasonable expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving Meredith, permitting interviews with representatives of Meredith, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in your possession or control arising out of your employment in a reasonable time, place and manner.

This Agreement shall be governed by Iowa law. This Agreement constitutes our entire agreement and it supersedes any prior written or oral employment agreement, including but not limited to the letter agreement you executed on July 26, 2017. This Agreement may be modified only in writing signed by you and a duly authorized officer of Meredith.

Meredith Corporation and I look forward to our future association with you under the terms expressed above. Please confirm your acceptance by signing as indicated below.

MEREDITH CORPORATION
	BY:	/s/ Thomas H. Harty
Thomas H. Harty

I understand and accept the terms and conditions of my employment with Meredith as expressed above.
/s/ Patrick J. McCreery	Date:	5/14/2018
Patrick McCreery